Exhibit (g)

EATON VANCE FLOATING-RATE OPPORTUNITIES FUND

INVESTMENT ADVISORY AND ADMINISTRATIVE AGREEMENT

AGREEMENT made as of this 1st day of August, 2023, between Eaton Vance Floating-Rate Opportunities Fund, a closed-end management investment company organized as a Massachusetts business trust (the “Fund”) and operated as an interval fund pursuant to Rule 23c-3 under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”), and Eaton Vance Management, a Massachusetts business trust (“Eaton Vance”).

1. Duties of Eaton Vance. The Fund hereby employs Eaton Vance to act as investment adviser for and to manage the investment and reinvestment of the assets of the Fund and to administer its affairs, subject to the supervision of the Trustees of the Fund, for the period and on the terms set forth in this Agreement.

(a) Eaton Vance hereby accepts such employment, and undertakes to afford to the Fund the advice and assistance of Eaton Vance’s organization in the choice of investments and in the purchase and sale of securities and in the administration of the Fund and to furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund and for administering its affairs and to pay the salaries and fees of all officers and Trustees of the Fund who are members of Eaton Vance’s organization and all personnel of Eaton Vance performing services relating to research and investment and administrative activities. Eaton Vance shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

In connection with its responsibilities as administrator of the Fund, Eaton Vance will:

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assist in preparing all annual, semi-annual and other reports required to be sent to Fund shareholders and/or filed with the Securities and Exchange Commission (“SEC”), and arrange for the filing, printing, and dissemination of such reports to shareholders;

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review the provision of services by the Fund’s independent public accounting firm, including, but not limited to, the preparation by such firm of audited financial statements of the Fund and the Fund’s federal, state and local tax returns; and make such reports and recommendations to the Trustees of the Fund concerning the performance of the independent accountants as the Trustees deem appropriate;

EATON VANCE FLOATING-RATE OPPORTUNITIES FUND

•	arrange for the filing with the appropriate authorities all required federal, state and local tax returns;

•	arrange for the dissemination to shareholders of the Fund’s proxy materials, and oversee the tabulation of proxies by the Fund’s transfer agent or other duly authorized proxy tabulator;

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review and supervise the provision of custodian services to the Fund; and make such reports and recommendations to the Trustees concerning the provision of such services as the Trustees deem appropriate;

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oversee the valuation of all such portfolio investments and other assets of the Fund as may be designated by the Trustees (subject to any guidelines, directions and instructions of the Trustees), and review and supervise the calculation of the net asset value of the Fund’s shares by the custodian;

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negotiate the terms and conditions under which transfer agency and dividend disbursing services will be provided to the Fund, and the fees to be paid by the Fund in connection therewith; review and supervise the provision of transfer agency and dividend disbursing services to the Fund; and make such reports and recommendations to the Trustees concerning the performance of the Fund’s transfer and dividend disbursing agent as the Trustees deem appropriate;

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establish the accounting policies of the Fund; reconcile accounting issues that may arise with respect to the Fund’s operations; and consult with the Fund’s independent accountants, legal counsel, custodian, accounting and bookkeeping agents and transfer and dividend disbursing agent as necessary in connection therewith;

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determine the amount of all distributions (if any) to be paid by the Fund to its shareholders; prepare and arrange for the publishing of notices to shareholders regarding such distributions (if required) and provide the Fund’s transfer and dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of distributions and to implement the Fund’s dividend reinvestment plan;

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make recommendations and reports to the Trustees regarding the Fund’s repurchase offers for its own shares in accordance with Rule 23c-3 under the 1940 Act; arrange for the preparation and filing of all documents required to be filed by the Fund with the SEC in connection with such repurchase offers; arrange for the preparation and dissemination of all appropriate repurchase offer documents and papers on behalf of the Fund; and

EATON VANCE FLOATING-RATE OPPORTUNITIES FUND

supervise and conduct the Fund’s periodic repurchase offers for its own shares and take all actions necessary, by itself or through third parties, as may be required to help ensure the Fund complies with Rule 23c-3 and other 1940 Act requirements with respect to the Fund’s repurchases;

•	monitor the activities of any shareholder servicing agent retained by Eaton Vance and periodically report to the Trustees about such activities;

•	review the Fund’s bills and authorize payments of such bills by the Fund’s custodian;

•	oversee services provided to the Fund by external counsel;

•	arrange for the preparation and filing of all other reports, forms, registration statements and documents required to be filed by the Fund with the SEC, any other applicable regulatory body; and

•	provide other internal legal, auditing, accounting and administrative services as ordinarily required in conducting the Fund’s business affairs.

(b) Eaton Vance shall provide the Fund with such investment management, administration and supervision as the Fund may from time to time consider necessary for the proper supervision of the Fund’s investment and administrative affairs. As investment adviser to the Fund, Eaton Vance shall furnish continuously an investment program and shall determine from time to time what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Fund’s assets shall be held uninvested, subject always to the applicable restrictions of the Declaration of Trust, By-Laws and registration statement of the Fund under the 1940 Act. Eaton Vance is authorized, in its discretion and without prior consultation with the Fund, to buy, sell, and otherwise trade in any and all types of securities, commodities, derivatives and investment instruments on behalf of the Fund. Should the Trustees of the Fund at any time, however, make any specific determination as to investment policy for the Fund and notify Eaton Vance thereof in writing, Eaton Vance shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. Eaton Vance shall take, on behalf of the Fund, all actions that it deems necessary or desirable to implement the investment policies of the Fund.

(c) Eaton Vance shall place all orders for the purchase or sale of portfolio investments for the account of the Fund either directly with the issuer or with brokers, dealers, futures commission merchants, or other market participants selected by Eaton Vance, and to that end Eaton Vance is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of investments and payments of cash for the account of the Fund. In connection with the selection of such brokers, dealers, futures commission merchants, or other

EATON VANCE FLOATING-RATE OPPORTUNITIES FUND

market participants and the placing of such orders, Eaton Vance shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Fund and (when a disclosed commission is being charged) at commission rates that are reasonable in relation to the benefits received. Subject to the policies and procedures adopted by the Board of Trustees of the Fund, in selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to Eaton Vance and Eaton Vance is expressly authorized to cause the Fund to pay any broker or dealer who provides such brokerage and research services a commission for executing a security transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Eaton Vance determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities which Eaton Vance and its affiliates have with respect to the Fund and to other accounts over which they exercise investment discretion.

(d) Notwithstanding the foregoing, Eaton Vance shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of shares of the Fund, nor shall Eaton Vance be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian or shareholder servicing agent of the Fund.

2. Compensation of Eaton Vance. For the services, payments and facilities to be furnished hereunder by Eaton Vance, Eaton Vance shall be entitled to receive from the Fund the compensation described on Appendix A hereto.

3. Allocation of Charges and Expenses. Eaton Vance shall pay the entire salaries and fees of all of the Fund’s Trustees and officers employed by Eaton Vance and who devote part or all of their time to the affairs of Eaton Vance, and the salaries and fees of such persons shall not be deemed to be expenses incurred by the Fund for purposes of this Section 3. Except as provided in the foregoing sentence, it is understood that the Fund will pay all expenses other than those expressly stated to be payable by Eaton Vance hereunder, which expenses payable by the Fund shall include, without implied limitation: (i) expenses of maintaining the Fund and continuing its existence; (ii) registration of the Fund and any share classes under the Securities Act of 1933, as amended, and the 1940 Act; (iii) commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments; (iv) auditing, accounting and legal expenses; (v) taxes and interest; (vi) governmental fees; (vii) expenses of issue, sale, repurchase, and redemption of shares in the Fund, including expenses of conducting repurchase offers for the purpose of repurchasing Fund shares, including expenses associated with the repurchase of Fund shares pursuant to Rule 23c-3 under the 1940 Act, (viii) fees and expenses of registering, qualifying, and maintaining the Fund and its shares under applicable federal and state securities laws and of preparing and filing registration statements, other offering statements or memoranda, and other reports, forms, and documents required to be filed by the Fund with the SEC and any other regulatory body, and for printing and distributing the same to shareholders; (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations

EATON VANCE FLOATING-RATE OPPORTUNITIES FUND

therefor; (x) expenses of reports to governmental officers and commissions; (xi) insurance expenses; (xii) association membership dues; (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Fund (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values), (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Fund, (xv) expenses for servicing shareholder accounts; (xvi) any direct charges to the Fund or shareholders approved by the Trustees of the Fund; (xvii) compensation and expenses of Trustees of the Fund who are not members of Eaton Vance’s organization; (xviii) all payments to be made and expenses to be assumed by the Fund in connection with the distribution of Fund shares; (xix) any pricing or valuation services employed by the Fund to value its investments including primary and comparative valuation services; (xx) any investment advisory, sub-investment advisory, or similar management fee payable by the Fund, (xxi) all expenses incurred in connection with the Fund’s use of a line of credit, other borrowings or leverage; and (xxii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Fund to indemnify its Trustees, officers and shareholders with respect thereto.

4. Other Interests. It is understood that Trustees and officers of the Fund and shareholders of the Fund are or may be or become interested in Eaton Vance as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of Eaton Vance are or may be or become similarly interested in the Fund, and that Eaton Vance may be or become interested in the Fund as a shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of Eaton Vance may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) that Eaton Vance may organize, sponsor or acquire, or with which it may merge or consolidate, and which may include the words “Eaton Vance” or any combination thereof as part of their name, and that Eaton Vance or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

5. Limitation of Liability of Eaton Vance. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Eaton Vance, Eaton Vance shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the acquisition, holding or disposition of any security or other investment.

A copy of the Declaration of Trust of Eaton Vance is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of Eaton Vance by an officer in his or her capacity as an officer and not individually. The Fund expressly acknowledges the provisions in the Declaration of Trust of Eaton Vance limiting the personal liability of the trustees, officers, and shareholders of Eaton Vance, and the Fund hereby agrees that it shall have recourse to Eaton Vance for payment of claims or obligations as between Eaton Vance and the Fund arising out of this Agreement and shall not seek satisfaction from the trustees, officers, or shareholders of Eaton Vance.

EATON VANCE FLOATING-RATE OPPORTUNITIES FUND

6. Sub-Investment Advisers and Sub-Administrators. Eaton Vance may employ one or more sub-investment advisers or sub-administrators from time to time to perform any of Eaton Vance’s duties under this Agreement, upon such terms and conditions as may be agreed upon between Eaton Vance and such sub-investment adviser or sub-administrator and approved by the Trustees of the Fund, all as permitted by the 1940 Act. The performance of each such sub-investment adviser or sub-administrator of its obligation under any such agreement shall be supervised by Eaton Vance. Further, Eaton Vance may, with the approval of the Trustees of the Fund and without the vote of any shareholders of the Fund, terminate any agreement with any sub-investment adviser or sub-administrator and/or enter into an agreement with one or more other sub-investment advisers or sub-administrators, all as permitted by the 1940 Act and the rules hereunder. In the event a sub-investment adviser or sub-administrator is employed, Eaton Vance retains the authority to immediately assume responsibility for any functions delegated to a sub-investment adviser or sub-administrator, subject to approval by the Board and notice to the sub-investment adviser or sub-administrator.

7. Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such second anniversary is specifically approved at least annually (i) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees of the Fund who are not interested persons of Eaton Vance or the Fund cast in person at a meeting called for the purpose of voting on such approval.

Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Agreement without the payment of any penalty, by action of Trustees of the Fund or the trustees of Eaton Vance, as the case may be, and the Fund may, at any time upon such written notice to Eaton Vance, terminate this Agreement by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment.

8. Amendments of the Agreement. This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved in a manner consistent with the requirements of the 1940 Act.

9. Limitation of Liability of Trustees and Officers of the Fund. A copy of the Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Fund by an officer in his or her capacity as an officer and not individually. Eaton Vance expressly acknowledges the provisions in the Declaration of Trust of the Fund limiting the personal liability of the Trustees, officers, and shareholders of the Fund, and Eaton Vance hereby agrees that it shall have recourse to the Fund for payment of claims or obligations as between the Fund and Eaton Vance arising out of this Agreement and shall not seek satisfaction from the Trustees, officers, or shareholders or any Trustee, officer, or shareholder of the Fund.

EATON VANCE FLOATING-RATE OPPORTUNITIES FUND

10. Use of the Name “Eaton Vance”. Eaton Vance hereby consents to the use by the Fund of the name “Eaton Vance” as part of the Fund’s name; provided, however, that such consent shall be conditioned upon the employment of Eaton Vance or one of its affiliates as the investment adviser or administrator of the Fund. The name “Eaton Vance” or any variation thereof may be used from time to time in other connections and for other purposes by Eaton Vance and its affiliates and other investment companies that have obtained consent to the use of the name “Eaton Vance.” Eaton Vance shall have the right to require the Fund to cease using the name “Eaton Vance” as part of the Fund’s name if the Fund ceases, for any reason, to employ Eaton Vance or one of its affiliates as the Fund’s investment adviser or administrator. Future names adopted by the Fund for itself, insofar as such names include identifying words requiring the consent of Eaton Vance, shall be the property of Eaton Vance and shall be subject to the same terms and conditions.

11. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12. Non-Exclusive Services. The services of Eaton Vance to the Fund are not to be deemed to be exclusive, Eaton Vance being free to render services to others and engage in other business activities. It is understood that Eaton Vance and its affiliates perform investment services, including rendering investment advice, to varied clients. It is understood that Eaton Vance or any of its affiliates may give advice or take action for other accounts that may differ from, conflict with, or be adverse to advice given or taken for the Fund. It is understood that certain securities or instruments may be held in some accounts but not in others, or the accounts may have different levels of holdings in certain securities or instruments and the accounts may remit different levels of fees to Eaton Vance. In addition, it is understood that Eaton Vance or any of its affiliates may give advice or take action with respect to the investments of the Fund that may not be given or taken with respect to one or more accounts with similar investment programs, objectives, and strategies. The Fund acknowledges that Eaton Vance, its affiliates, and their respective officers, directors, and/or employees may from time to time have positions in or transact in securities and other investments recommended to clients, including the Fund. Such transactions may differ from or be inconsistent with the advice given, or the timing or nature of Eaton Vance’s action or actions with respect to the Fund. Eaton Vance may aggregate the Fund’s orders with orders of its proprietary accounts and/or orders of other clients.

EATON VANCE FLOATING-RATE OPPORTUNITIES FUND

13. Certain Definitions. The terms “assignment” and “interested persons” when used herein shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by any rule, regulation or order by the SEC. The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the shareholders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC, any rules or regulations adopted by, or interpretative releases of, the SEC, or any applicable guidance issued by the staff of the SEC, such provision will be deemed to incorporate the effect of such order, rule, regulation, interpretative release, or guidance.

14. Books and Records. Eaton Vance agrees that all records that it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request in compliance with the requirements of Rule 31a-3 under the 1940 Act, although Eaton Vance may, at its own expense, make and retain a copy of such records. Eaton Vance further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 and Rule 31a-2 under the 1940 Act.

15. Miscellaneous.

(a) If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(b) This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

(c) This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be executed in written form or using electronic or digital technology, whether it is a computer-generated signature, an electronic copy of the party’s true ink signature, DocuSign, facsimile, or otherwise. Delivery of an executed counterpart of the Amendment by facsimile, e-mail transmission via portable document format (.pdf), DocuSign, or other electronic means will be equally as effective and binding as delivery of a manually executed counterpart.

[Signature page follows]

EATON VANCE FLOATING-RATE OPPORTUNITIES FUND

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

EATON VANCE FLOATING-RATE OPPORTUNITIES FUND

By:	/s/ James F. Kirchner
James F. Kirchner
Treasurer and not individually

EATON VANCE MANAGEMENT

By:	/s/ Andrew N. Sveen
Andrew N. Sveen
Vice President and not individually

EATON VANCE FLOATING-RATE OPPORTUNITIES FUND

APPENDIX A

For the services, payments and facilities furnished by Eaton Vance under this Agreement, Eaton Vance is entitled to receive from the Fund compensation as set forth below:

Average Daily Managed Assets	Annual Fee Rate
Up to $500 million	1.000%
$500 million but less than $1 billion	0.950%
$1 billion but less than $2.5 billion	0.925%
$2.5 billion but less than $5 billion	0.900%
$5 billion and over	0.880%

In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which the Agreement is in effect.

“Managed assets” include the Fund’s net assets, plus all assets attributable to any form of investment leverage, including borrowings, utilized by the Fund. The fee shall be computed as a percentage of average daily managed assets for the calendar year. Such compensation shall be paid monthly in arrears. Eaton Vance may, from time to time, waive all or a part of the above compensation.